EXHIBIT 99.1

Contact:

Larry Thede

Quovadx, Inc.
(800) 723-3033 x346

QUOVADX, INC. ANNOUNCES PRELIMINARY THIRD QUARTER RESULTS:
EARNINGS, PRIOR TO ONE-TIME CHARGES, TO BE ABOVE
EXPECTATIONS

- Revenues Expected to be Between $14.5 Million to $14.8 Million -
- Goodwill Impairment to be Reflected in Results -

     ENGLEWOOD, CO, October 2, 2002 — Quovadx, Inc. (Nasdaq: QVDX), a trusted provider of total business integration software and services, today announced preliminary financial results for the third quarter of 2002. The company expects to report pro forma loss per share of between $(0.03) and $(0.04), before one time, non-cash charges. Pro forma results exclude interest income, taxes, depreciation and amortization. The GAAP loss per share is expected to be between $(0.11) and $(0.12), before one time, non-cash charges. The results are slightly better than prior guidance. The company expects to report third quarter revenue of between $14.5 million to $14.8 million, slightly lower than prior guidance of $15.0 million. Software license sales are expected to exceed $2.5 million, up over 50% from last quarter and from the third quarter of 2001.

     “I’m encouraged by the sequential increase in our high margin software license revenue and pleased that our bottom line performance will be modestly better than plan,” said Lorine Sweeney, president and chief executive officer of Quovadx. “We have a lot of work ahead of us but the changes we implemented earlier this year in the sales organization are bearing fruit and give me confidence in our long-term outlook. Although total revenue declined during the quarter due to softer, lower margin, services revenue, new contracts have been signed that are expected to produce improvement in that category in the fourth quarter.”

     Looking forward, Ms. Sweeney added, “Our sales process has been strengthened by new marketing initiatives, resulting in accelerated pipeline growth. This quarter we emphasized our

QDX™ HIPAA Express and our INSURENET® integrated insurance eligibility verification products. Our healthcare clients have time-critical issues regarding HIPAA compliance and assign high priority to improving provider reimbursement using electronic transaction connectivity.”

     The company also announced that it expects to record a one-time charge for the impairment of goodwill in third quarter results. The non-cash charge, required by FAS 142, will bring asset values in line with their current market value. The company expects the non-cash charge to be approximately $95 million.

     The company continued to maintain a strong balance sheet in the third quarter, with cash, cash equivalents and short-term investments of approximately $51 million or $1.70 per share at September 30, 2002. The company has no debt outstanding.

     The company expects to report third quarter results after the market close on October 23, 2002.

Conference Call

     Quovadx will host a conference call today, October 2, 2002, at 5:00 PM EDT, which will broadcast live over the Internet. Please visit the “Investors” section of the company’s Website at http://www.quovadx.com/investors_index.html. For those who cannot access the live broadcast, a replay will be available at http://www.quovadx.com/investors_index.html or by calling (800) 642-1687 and entering conference ID 5977183.

About Quovadx, Inc.

Quovadx is a trusted provider of Total Business Integration (TBI) products and services. The company provides end-to-end business infrastructure and integration software and services, including consulting, transaction hosting and operations management for business-critical applications. QUOVADX™ technology helps more than 3,000 healthcare and media & entertainment organizations streamline business processes, solve difficult process integration challenges and unlock the value of legacy system investments to achieve rapid return on investments. Headquartered in Englewood, Colorado, Quovadx operates internationally with locations in nine major US metropolitan cities, and one in London. For more information, please visit <http://www.quovadx.com>.

Cautionary Statement: This press release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally preceded by words that imply a future state such as “expected” or “anticipated” or imply that a particular future event or events will occur such as “will.” Investors are cautioned that all forward-looking statements in this release involve risks and uncertainties that include, among others, continuing business and political uncertainty, the timing and degree of business recovery, lengthening of sales cycles for software products and services, success of Quovadx’s sales strategy, achieving increased revenue from software sales, market acceptance of its adaptive application solutions and other risks described in the company’s annual and quarterly filings with the SEC, copies of which are available without charge from the company or from the SEC Website at www.sec.gov under “Quovadx, Inc.” and CUSIP 74913K106.

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QUOVADX and QDX are trademarks of Quovadx Inc. INSURENET is a registered trademark of Quovadx Inc.